UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 5, 2007

DELEK US HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32868 (Commission File Number)	52-2319066 (IRS Employer Identification No.)

7102 Commerce Way Brentwood, Tennessee (Address of principal executive offices)	37027 (Zip Code)

Registrant’s telephone number, including area code: (615) 771-6701

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On April 5, 2007, MAPCO Express, Inc. (“MAPCO”), a wholly-owned subsidiary of Delek US Holdings, Inc. (the “Company”), completed the purchase of 90 retail fuel and convenience stores from Calfee Company of Dalton, Inc., FM Leasing, LP, FM Leasing I, LP, MF Leasing, LP, AC Stores, LP, Com-Pac Properties, LLC, Com-Pac Properties Group, LLC and Favorite One Properties, LP (collectively the “Calfee companies”). The stores are located primarily in eastern Tennessee and northern Georgia. MAPCO paid approximately $57 million plus the value of fuel, merchandise and food inventories to complete the purchase of the stores. The Company continues to work toward completing the purchase of the remaining 17 stores that are subject to the parties’ definitive purchase and sale agreement, and, in the interim, will operate the remaining 17 stores pursuant to an operating and management agreement between the Company and the Calfee companies.

Item 8.01. Other Events.

On April 9, 2007, Delek US issued the press release attached hereto as Exhibit 99.1 pertaining to the event described above.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Not Applicable.

(b)	Pro forma financial information.

Not Applicable.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits

99.1 Press release of Delek US Holdings, Inc. issued on April 9, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	April 9, 2007		DELEK US HOLDINGS, INC.

		By:	/s/ Edward Morgan
		Name:	Edward Morgan
		Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Delek US Holdings, Inc., issued on April 9, 2007.